Exhibit (10)(i)

HERITAGE FINANCIAL GROUP, INC.
EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between O. Leonard Dorminey (“Executive”) and Heritage Financial Group, Inc., a corporation organized and existing under the laws of the State of Maryland (the “Company”), and is intended to amend, restate, and replace, in its entirety, that certain Executive Employment Agreement by and between the Company, Heritagebank of the South (the “Bank”), and Executive, initially effective as of March 16, 2005, and most recently amended as of November 30, 2010, and as extended from time to time (the “Prior Agreement”).

1.    Effectiveness; Relationship to Prior Agreement. This Agreement is contingent upon the closing of the transactions contemplated by that certain Agreement and Plan of Merger by and among Renasant Corporation, Renasant Bank, the Company and the Bank, dated as of December 10th, 2014 (the “Merger Agreement”). This Agreement shall be effective as of the close of business on the business day preceding the Effective Time, as defined in the Merger Agreement (the “Effective Date”). If the Effective Time shall not occur, this Agreement shall be deemed void and of no effect, and the Prior Agreement shall remain in force and effect.

As of the Effective Time, Executive agrees that, to the extent not expressly provided herein, all rights and benefits provided under the Prior Agreement shall be deemed extinguished and cancelled in their entirety. Executive agrees that nothing contained in this Agreement and no payment or benefit made outside of this Agreement is intended to constitute a “substitution,” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), for any right or benefit provided under the Prior Agreement that has been extinguished and cancelled hereunder, and that this Agreement shall be interpreted and construed in a manner consistent with such intent.

2.    Employment And Term:

2.1    Position. The Company shall employ and retain Executive as its Chief Executive Officer and President, and the Bank shall retain Executive as its Chief Executive Officer and President (unless the context clearly indicates the contrary, the Bank and the Company are collectively referred to hereinafter as the “Company”). Executive agrees to be so employed, subject to the terms and conditions set forth herein. Executive’s duties and responsibilities shall be those assigned to him hereunder, from time to time, by the Board of Directors of the Company (the “Board”), and shall include such duties as are the type and nature normally assigned to similar executive officers of a corporation of the size, type and stature of the Company. Executive shall report directly to the Board.

2.2    Full Time and Attention. During the Employment Term (defined below), Executive shall devote his full time, attention and energies to the business of the Company and will not, without the prior written consent of the Board, be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activities are pursued for gain, profit or other pecuniary advantage. Notwithstanding the foregoing, Executive shall not be prevented from: (a) engaging in any civic or charitable activity for which Executive receives no compensation or other pecuniary advantage, including without limitation serving as an officer and/or director of any community, civic, charitable, service or professional organization; (b) managing his personal affairs and investments in businesses that do not compete with the Company, provided that such activities do not interfere with the responsible performance of Executive’s duties hereunder; or (c) purchasing securities in any corporation whose securities are regularly traded, provided that such purchases will not result in Executive owning beneficially at any time 5% or more of the equity securities of any corporation engaged in a business competitive with that of the Company.

2.3    Term. Executive’s employment hereunder shall commence as of the Effective Date and shall terminate on December 31, 2018 (such period referred to as the “Employment Term”).

3.    Compensation And Benefits:

3.1    Base Compensation. The Company shall pay to Executive an annual salary, not less than his annual base salary in effect as of the Effective Date; such amount shall be prorated and paid in equal installments in accordance with the Company’s regular payroll practices and policies (Executive’s “Base Compensation”). Executive’s Base Compensation shall be reviewed no less often than annually and may be increased or reduced by the Board or the Compensation Committee thereof; provided, however, that Executive’s Base Compensation may not be reduced unless such reduction is part of a reduction in pay uniformly applicable to the similarly situated officers of the Company.

3.2    Annual Incentive Bonus. Executive shall be eligible for participation in the short-term bonus arrangement or arrangements maintained by the Company, from time to time, for the benefit of similarly situated executive officers (an “Incentive Bonus”). Executive’s Incentive Bonus may be discretionary or formulaic and subject to the attainment of one or more performance objectives or such other measures as may be determined by the Board.

3.3    Other Benefit Plans. During the Employment Term, Executive shall participate in such plans, policies, and programs as may be maintained, from time to time, by the Company for the benefit of its executive officers or employees, including, without limitation, any short-term or long-term incentive compensation plan, nonqualified deferred compensation or similar plan, executive benefit plan, profit sharing, life insurance, and group medical and other welfare benefit plans. Any such coverages and benefits shall be determined in accordance with the specific terms and conditions of the documents evidencing any such plans, policies, and programs. Nothing herein shall prevent the Company from amending or modifying the terms and conditions of any benefit, contract or arrangement, replacing any such benefit, contract or arrangement or eliminating or terminating any such benefit, contract or arrangement, notwithstanding that such amendment, modification, replacement or elimination may be adverse to Executive.

3.4    Reimbursement of Expenses. The Company shall reimburse Executive for such reasonable expenses as are directly incurred by Executive in carrying out his duties hereunder, consistent with the Company’s standard policies and annual budget, it being understood and agreed that such expenses shall include, but not be limited to, Executive’s membership in various banking and trade associations consistent with his historical practice including without limitation the Community Bankers Association of Georgia (CBA) and the Georgia Bankers Association, and Executive’s attendance at various banking conferences and other events including without limitation those sponsored by CBA, GBA and Sheshunoff. The Company’s obligation to reimburse Executive hereunder shall be contingent upon the presentment by Executive of an itemized accounting of such expenditures in accordance with the Company’s policies; policies; the Company shall not be obligated to pay or reimburse spousal travel or entertainment hereunder, unless consistent with the Company’s standard policies.

3.5    Fringe Benefits. In addition to the foregoing, Executive shall be entitled to the following fringe benefits:

a.    Use of a leased or Company-owned motor vehicle, or a cash payment sufficient to compensate Executive for his ownership or lease of such a vehicle, including the cost of maintenance, insurance, repairs and fuel with respect to any such vehicle, such benefit to be provided in the form reasonably determined by the Company.

b.    Reimbursement or payment of expenses for dues and capital assessments for country club membership or for other civic club memberships; provided, that if any bond or capital or similar payment made by the Company is repaid to Executive, Executive shall promptly remit to the Company the amount thereof.

c.    No less than four weeks of paid vacation each year.

4.    Executive’s Termination From Employment.

4.1    Special Definitions. As used herein:

a.    “Cause” means that Executive: (i) is convicted of (from which no appeal may be taken), or pleads guilty to, any act of fraud, misappropriation or embezzlement, or any felony; (ii) is engaged in gross or willful misconduct materially damaging to the business of the Company, which, if capable of being cured, is not cured by the Executive within 30 days following his receipt of written notice thereof (it being understood, however, that neither conduct pursuant to the Executive’s exercise of good faith business judgment nor unintentional physical damage to any property of the Company by Executive shall be a ground for such a determination); (iii) has been removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) and (g)(1); or (iv) failed, without reasonable cause, to follow reasonable written instructions of the Board consistent with Executive’s position, and within 30 days written notice from the Board of such failure, Executive fails to cure such failure.

b.    “Continuing Health Benefit” means and shall be available hereunder if Executive and/or his dependents timely elect to continue group medical coverage within the meaning of Code Section 4980B(f)(2) with respect to a group health plan sponsored by the Company or an affiliate (other than a health flexible spending account under Code Section 125), in which event: (i) the Company shall pay to Executive monthly the amount of the continuation coverage premium for the same type and level of group health plan coverage received by Executive and his electing dependents immediately prior to such termination of Executive’s employment, during the continuation period contemplated under Code Section 4980B; and (ii) thereafter, the Company shall pay to Executive the premium amount for substantially the same type and level of coverage provided during the continuation coverage period under Code Section 4980B, except that such coverage may be provided, in the discretion of the Company, under a group medical plan maintained by the Company for the benefit of its employees or under an individual policy of insurance. Nothing contained herein shall be deemed to require the Company to maintain any type or level of coverage of group health plan, or to preclude the amendment, substitution, replacement or termination of any type or level of coverage of group health plan.

c.    “Continuing Perquisite Amount” means a dollar amount payable to the Executive in lieu of continuing the Executive’s coverage in the Company’s benefit plans and in lieu of continuing to provide the Executive with various perquisites following his Termination Date. The Continuing Perquisite Amount shall be calculated as of Executive’s Termination Date and shall include (i) the annual premium cost of the welfare plans such as group life and disability insurance under which the Executive was covered prior to his Termination Date, but expressly excluding the Continuing Health Benefit provided separately above and any voluntary benefits under which Executive elected coverage, (ii) the total Company contributions or accruals under any qualified or nonqualified retirement plans made on behalf of the Executive for the calendar year prior to the year in which the Termination Date occurs, excluding for this purpose any voluntary deferrals by Executive that may be characterized as Company contributions under applicable law, and (iii) the amount of any car allowance or country club dues provided for the benefit of Executive during the calendar year prior to the year in which his Termination Date occurs. The Continuing Perquisite Amount shall be calculated as an annual amount and then prorated and paid in accordance with the Company’s regular payroll practices and plans.

d.    “Termination Date” means the date on which Executive’s employment hereunder terminates for any reason.

4.2    Executive’s Termination. Executive may terminate his employment hereunder for any reason, or no reason, including Executive’s death or disability; provided that in the event of Executive’s voluntary termination, he shall provide 30 days’ prior written notice to the Board, or such shorter period as may be agreed upon by the Board and Executive. In such event, or upon the Executive’s death, the Company shall pay or provide to Executive the following amounts or benefits, subject to any delay required under Section 6.14 below:

a.    His Base Compensation accrued but not yet paid as of his Termination Date, any Incentive Bonus for the year prior to the year in which Executive’s Termination Date occurs to the extent not yet paid as of his Termination Date, any benefits or payments required by law to be provided, and any benefits accrued and vested under a separate benefit plan or arrangement maintained by the Company (collectively, Executive’s “Accrued Benefits”).

b.    Four years of Executive’s Base Compensation in effect as of the Termination Date (ignoring any decrease in such Base Compensation occurring within four months of such Termination Date), which amount shall be paid over the four-year period following his Termination Date, in accordance with the Company’s regular payroll practices and policies.

c.    An amount equal to the average of the last three annual Incentive Bonuses paid to Executive prior to the Termination Date; such amount to be paid annually for four years following his Termination Date, at the time or times Executive’s Incentive Bonus would otherwise be payable (for avoidance of doubt, the parties intend that Executive shall receive four annual payments hereunder).

d.    The Continuing Health Benefit and Continuing Perquisite Amount, each to be paid or provided for the four-year period following his Termination Date.

4.3     Company’s Termination Without Cause. The Board may terminate Executive’s employment without Cause hereunder with 30 days’ prior written notice, or such shorter period as may be agreed upon by the Board and Executive. In such event the Company shall pay or provide those amounts and benefits described in Section 4.2 hereof, at the time or times prescribed thereunder.

4.4    Company’s Termination for Cause. Executive’s employment hereunder may be terminated by the Board at any time, acting in good faith, on account of Cause. The Board, or a committee thereof formed for such purpose, shall provide written notice to Executive, including a description of the specific reasons for the determination of Cause. Executive shall have the opportunity to appear before the Board or committee, with or without legal representation, to present arguments and evidence on his behalf. Following such presentation, or upon Executive’s failure to appear, the Board or the committee as the case may be, by an affirmative vote of a majority of its members, shall confirm that the actions or inactions of Executive constitute Cause hereunder. In such event, the Company shall pay to Executive his Accrued Benefits and shall have no further obligations hereunder.

4.5    Expiration of Employment Term. Upon the expiration of Executive’s Employment Term, Executive’s employment hereunder shall cease, this Agreement shall be deemed terminated, and the Company shall pay to Executive the amounts and benefits described in Section 4.2 hereof; provided that Executive shall execute and timely deliver a waiver and release of claims in favor of the Company, in form and substance reasonably satisfactory to the Company.

5.    Executive’s Covenants:

5.1    Consideration for Covenants. Executive acknowledges that the execution of this Agreement and the payments described herein constitute consideration for the covenants set forth in this Section 5, the adequacy of which is hereby expressly acknowledged by Executive.

5.2    Confidential Information. Executive shall not divulge, furnish or use, whether directly or indirectly, any Trade Secret or Confidential Information, except in the ordinary course of providing services hereunder, to a duly authorized officer of a Protected Entity (as defined below) or as may be required by legal process. For this purpose:

a.    “Trade Secret” is as defined in § 10-1-761 of the Official Code of Georgia Annotated.

b.    “Confidential Information” means confidential, proprietary, non-public information concerning the Company, the Bank and their affiliates (the “Protected Entities”), whether or not a Trade Secret, which includes, without limitation: (i) books, records and policies relating to operations, finance, accounting, personnel and management of Protected Entities; (ii) information related to any business entered into by the Protected Entities; (iii) credit policies and practices, databases, customer lists, information obtained on competitors, and tactics; (iv) various other non-public trade or business information, including business opportunities and strategies, marketing, acquisition or business diversification plans, methods and processes and work product of the Protected Entities; and (v) selling and operating policies and practices, including without limitation, policies and practices concerning the identity, solicitation, acquisition, management, resale or cancellation of unsecured or secured credit card accounts, deposits, loan or lease accounts or other accounts relating to consumer products and services of the Protected Entities. No item of information shall be considered Confidential Information hereunder if it is generally known to the public, except as a result of a breach by Executive hereunder.

c.    The covenant contained herein shall apply during the Employment Term and the four-year period thereafter.

5.3    Non-Solicitation and Non-Competition. Executive shall not, directly or indirectly: (a) provide banking or bank-related services to, or solicit the banking or bank-related business of, any customer of the Protected Entities in any city, town, borough, township, village or other place in which Executive performed services for the Protected Entities; (b) assist any actual or potential competitor of the Protected Entities to provide banking or bank-related services to, or solicit any such customer's banking or bank-related business in any such place; or (c) whether as principal, agent, or trustee, or through the agency of any corporation, partnership, trade association, agent or agency, engage in any banking or bank-related business or venture which competes with the business of the Protected Entities as conducted during the Employment Term within a radius of 50 miles of the main office of the Bank. For this purpose:

a.    The covenant contained herein shall be applicable during the Employment Term and, if Executive is involuntarily terminated on account of Cause, during the two-year period thereafter.

b.    If Executive is involuntarily terminated by the Company without Cause or Executive terminates his employment before the expiration of the Employment Term, and he thereafter breaches the covenant contained herein, the Company may immediately cease, and shall not be required to continue, any payment or benefit otherwise due under Section 4 hereof, except Executive’s Accrued Benefits.

5.4     Company’s Property. Upon termination or Executive’s termination of employment hereunder for any reason, Executive or his estate shall promptly return to the Company all of the property of the Company, including, without limitation, automobiles, equipment, computers, fax machines, portable telephones, printers, software, credit cards, manuals, customer lists, financial data, letters, notes, notebooks, reports and copies of any of the above and any Confidential Information or Trade Secret that is in the possession or under the control of Executive, regardless of the form in which it is maintained.

5.5    Reformation. The parties agree that each of the prohibitions set forth herein is intended to constitute a separate restriction. Accordingly, should any such prohibition be declared invalid or unenforceable, such prohibition shall be deemed severable from and shall not affect the remainder thereof. The parties further agree that each of the foregoing restrictions is reasonable in both time and geographic scope. If and to the extent a court of competent jurisdiction or an arbitrator, as the case may be, determines that any of the restrictions or covenants set forth in this Agreement are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court or arbitrator deems reasonable and that this Agreement shall be reformed to the extent necessary to permit such enforcement.

5.6    Remedies. In the event of a breach or threatened breach by Executive of the provisions of Section 5 hereof, Executive agrees that the Company shall be entitled to a temporary restraining order or a preliminary injunction (without the necessity of posting bond in connection therewith). Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to it for such breach or threatened breach, whether in law or equity, including the recovery of damages from Executive.

6.    Miscellaneous:

6.1    Mitigation Not Required. As a condition of any payment hereunder, Executive shall not be required to mitigate the amount of such payment by seeking other employment, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive under this Agreement.

6.2    Excess Parachute Payments. Notwithstanding any provision of this Agreement to the contrary if the aggregate of all payments and benefits to Executive hereunder, including any payment or benefit provided to Executive under a separate plan or arrangement (collectively, the “Aggregate Payments”) would result in any payment being deemed to constitute a “parachute payment” within the meaning of Code Section 280G, such payments shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of such payments and benefits, as so reduced, is deemed to constitute an excess parachute payment; provided that the amount of such reduction shall be less than $100,000. If the amount such reduction would equal or exceed $100,000, then no such reduction shall occur, the Executive shall be entitled to all such Aggregate Payments, and the Company shall pay to Executive a Gross-Up Payment. For this purpose:

a.    The “Gross-Up Payment” shall mean an amount that is sufficient to pay, in its entirety, any excise tax imposed on the Aggregate Payments (including the Gross-Up Payment) pursuant to Code Section 4999, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state, or local income tax.

b.    The determination of whether any reduction in the Aggregate Payments is required and the amount of such reduction and amount of the Gross-Up Payment, if any, shall be made at the expense of the Company and by the Company’s independent accountants or another independent accountant agreed upon by Executive and the Company.

c.    In the event that any portion of the Aggregate Payments is required to be reduced hereunder, then the reduction shall occur in the following order: (i) reduction of Continuing Perquisite Amount described in Section 4.1d; (ii) reduction of continued Incentive Bonus payments described in Section 4.1c; and (iii) reduction of continued Base Compensation payments described in Section 4.1b. Within any of the foregoing categories, a reduction shall occur first with respect to amounts that are not deemed to constitute a “deferral of compensation” within the meaning of and subject to Code Section 409A (“Nonqualified Deferred Compensation”) and then with respect to amounts that are treated as Nonqualified Deferred Compensation, with such reduction being applied in each case to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments.

d.    If the Company is obligated to make a Gross-Up Payment hereunder, it will be paid to Executive, or remitted by the Company to the appropriate tax authorities to the extent subject to withholding, in the form of a single-sum payment on the date that the excise tax is due (through withholding or otherwise), but subject in each case to any six-month delay applicable under Code Section 409A.

6.3    Enforcement of This Agreement. In addition to the Company’s equitable remedies provided under Section 5.6 hereof, which need not be exclusively resolved by arbitration, in the event that any legal dispute arises in connection with, relating to, or concerning this Agreement, or in the event of any claim for breach or violation of any provision of this Agreement, Executive agrees that such dispute or claim will be resolved by arbitration. Any such arbitration proceeding shall be conducted in accordance with the rules of the American Arbitration Association (“AAA”). Any such dispute or claim will be presented to a single arbitrator selected by mutual agreement of the Executive and the Company (or the arbitrator will be selected in accordance with the rules of the AAA). All determinations of the arbitrator will be final and binding upon the Executive and the Company. Except as provided in Section 6.4 hereof, each party to the arbitration proceeding will bear its own costs in connection with such arbitration proceedings, except that unless otherwise paid by the Company in accordance with such section, the costs and expenses of the arbitrator will be divided evenly between the parties. The venue for any arbitration proceeding and for any judicial proceeding related to this arbitration provision (including a judicial proceeding to enforce this provision) will be in Albany, Georgia.

6.4    Attorneys’ Fees. In the event any dispute in connection with this Agreement arises with respect to obligations of Executive or the Company, as the case may be, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees, court costs, and all expenses incurred in that action or proceeding, even if not taxable as court costs, plus in each case interest at the Applicable Federal Rate, in addition to any other relief to which such party may be entitled.

6.5    Headings. Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.6    Entire Agreement. This Agreement constitutes the final and complete understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein. Executive acknowledges that this Agreement replaces in its entirety any prior agreements between Executive and the Company concerning the subject covered by this Agreement, including the Prior Agreement.

6.7    Amendments. This Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto.

6.8    Choice of Law. The validity of this Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Georgia applicable to contracts made to be performed wholly within such state, without regard to the choice of law provisions thereof.

6.9    Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by electronic mail to the addresses described below, provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to Executive:        O. Leonard Dorminey
Most Recent Address on File with the Company

If to the Company:    Heritage Financial Group, Inc.
Post Office Box 50728
Albany, GA 31701-0728
Attention: Chairman, Board of Directors

or to such other addresses as a party may designate by notice to the other party.

6.10    Successors; Assignment. This Agreement is personal to Executive and shall not be assigned by him without the prior written consent of the Company. This Agreement will inure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any person, partnership, company, corporation or other entity that may acquire substantially all of the Company’s assets or business or with or into which the Company may be liquidated, consolidated, merged or otherwise combined.

This Agreement will inure to the benefit of and be binding upon Executive, his heirs, estate, legatees and legal representatives. Any payment due to Executive hereunder shall be paid to his surviving spouse after his death, or if Executive is not survived by a spouse, to his estate.

6.11    Severability. Each provision of this Agreement is intended to be severable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision was not contained herein. Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into this Agreement without such provision.

6.12    Withholding. As a condition of the provision of any payment or benefit hereunder, the Company shall withhold any federal, state or local taxes or contributions required to be withheld.

6.13    Expiration; Termination; Survival. This Agreement shall expire and be terminated as of the expiration of the Employment Term, or as of Executive’s Termination Date, if earlier. Notwithstanding anything herein to the contrary, the obligations of Executive under Section 5 hereof, the obligation of the Company to make any payment due and payable under Section 4 or Section 6.2 hereunder, and the remedies and enforcement provided herein shall remain operative and in full force and effect, regardless of the expiration or termination of this Agreement.

6.14    Waiver. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.

6.15    Code Section 409A. The parties intend that this Agreement shall be interpreted and construed in a manner consistent with the applicable provisions of Code Section 409A, including any regulations or other guidance promulgated thereunder. For purposes thereof: (a) each payment under this Agreement shall be treated as a separate payment; (b) the exclusions for short-term deferrals and payments on account of involuntary termination of employment shall be applied to the fullest extent applicable; (c) payments to be made upon a termination of employment that are deemed to constitute deferred compensation within the meaning of Code Section 409A shall be made upon Executive’s “separation from service” as determined thereunder; (d) any reference herein to the termination of Executive’s employment or to Executive’s Termination Date or words of similar import shall mean and be deemed to refer to the date of his “separation from service” within the meaning of Code Section 409A; and (e) if Executive is a “specified employee” within the meaning of Code Section 409A, payments that are deemed to constitute deferred compensation within the meaning of Code Section 409A and that are payable on account of Executive’s separation from service, shall be delayed for six months as required under Code Section 409A, and shall be made when first permitted, without liability for interest or loss of investment opportunity thereon. All reimbursements and in-kind payments hereunder that constitute deferred compensation within the meaning of Code Section 409A shall be made or provide in accordance with the requirements of such section.

6.16    No Presumption. The language in all parts of this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party. In drafting this Agreement, Executive has been fully represented by counsel of Executive’s choosing, and the terms of this Agreement have been fully negotiated by the parties hereto. The parties agree that, in the event of any ambiguity, this Agreement should not be construed against the Company as a result of being drafted by counsel for the Company.

6.17    No Effect on Other Benefits. Nothing contained herein shall be deemed to modify any right or benefit to which Executive may be entitled under the terms of any grant or award made to Executive under the Company’s 2011 Equity Incentive Plan, or 2006 Equity Incentive Plan, as the case may be, which shall be subject to and administered in accordance with their respective terms.

THIS EXECUTIVE EMPLOYMENT AGREEMENT is executed in multiple counterparts as of the dates set forth below, each of which shall be deemed an original, to be effective as provided herein.

HERITAGE FINANCIAL GROUP, INC.                        EXECUTIVE

By:     /s/ Antone S. Lehr                            /s/ Leonard Dorminey
Its:     Chairman                            Date:     December 10, 2014
Date:     December 10, 2014

PD.14291590.1